UNITED STATES

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INTERNATIONAL GAME TECHNOLOGY

(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 7, 2013, the Ader Group issued a press release announcing that it is mailing a letter to stockholders of International Game Technology (“IGT”), in connection with the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of IGT. A copy of such press release is attached hereto as Exhibit I and is incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

Ader Group Sends Letter To IGT
Stockholders Highlighting Customer
Concerns With IGT

Urges Shareholders to Vote FOR the Ader Group's
Highly-Qualified, Forward-Looking Nominees on the
GOLD Proxy Card Today

Feb. 7, 2013 /PRNewswire/ -- The Ader Group today announced that it is mailing a letter to stockholders of International Game Technology (NYSE: IGT).

The letter highlighted a number of points, including:

•	Steve Wynn 's concerns about IGT's recent performance and actions;

•	Key issues raised within the Ader Group's recently released detailed presentation on IGT;

•	The Ader Group's plan for creating value for ALL IGT stockholders; and

•	The capabilities of the Ader Group's three highly-qualified, forward-looking nominees.

The Ader Group is urging shareholders to vote the GOLD proxy card to elect its three highly-qualified, forward-looking nominees, Raymond J. Brooks, Jr. , Charles N. Mathewson and Daniel B. Silvers , at IGT's upcoming annual meeting scheduled for March 5, 2013.

The letter is available by visiting www.RESCUEIGT.com/filings-and-presentations.php. and the text follows:

"I have known Chuck Mathewson both as a business man and as a friend for over 30 years.  My various companies have done business with him during his tenure as Chairman of IGT, and we have benefitted from his expertise and the leadership he brought to the position. I have also, during all of those years, had the opportunity to discuss a wide range of business opportunities and decisions with him and have steadily increased my respect for his maturity and judgment. He is a man of wide perspective and vision.

People who worked for him held him in the highest regard, as did every major company in the gaming industry with whom he dealt so successfully.  It was during Chuck's time at IGT that the company came into dominance as the principal supplier of slot machines in the United States.  Since his departure the company has seemed to have lost that edge.

I am personally saddened by what appears to be a paid professional attempt to smear him. I'm left with the impression that such an effort is motivated by IGT's current management's attempt to distract shareholder attention from current performance."

—	Stephen A. Wynn Chairman and Chief Executive Officer Wynn Resorts, Limited February 4, 2013

ADER LONG /SHORT FUND LP

February 7, 2013

Dear Fellow IGT Stockholder:

At the upcoming annual meeting, IGT shareholders will make an important decision regarding the value of their investment: whether to (1) add shareholder representation and a fresh perspective focused on shareholder value creation to the IGT Board of Directors or (2) continue with the same board that has overseen a significant decline in shareholder value in recent years.  We urge you to consider the facts carefully.

Since last September, we have sought a dialogue with the IGT board regarding our concerns with IGT's operating and share price performance and how we believe we can help create value for ALL shareholders.  We have had no confidence that our views—which we believe are strongly aligned with all shareholders' interests—have been considered, and we are determined to seek the support of our fellow shareholders in order to gain better representation for all of us in the boardroom.  Unfortunately, in response to our efforts, our Board and management have resorted to a series of cheap personal attacks designed, in our view, simply to distract shareholders from the real issue: Could our Board benefit from fresh perspectives and more relevant experience?

We believe the answer is a clear YES, and that the three Ader nominees will help rectify the core concerns which we believe have led to value destruction at IGT:

(i)  a lack of focus on the core slot machine and systems business that we believe generated IGT's historic success and which we believe will be the foundation for its future growth;

(ii)  a lack of casino gaming industry experience in executive management ranks; and

(iii)  poor capital allocation decisions, highlighted by a series of costly non-strategic acquisitions.

We urge all IGT shareholders to vote the GOLD proxy card today to ensure new, shareholder-focused voices in the IGT boardroom.

WE ARE DEEPLY CONCERNED ABOUT IGT'S RECENT STRATEGY AND PERFORMANCE

We recently released a detailed presentation which articulates the basis for our strong beliefs concerning the value destruction which has occurred under the watch of the management and board of IGT and our plan to halt the deterioration in IGT's stock price and to increase shareholder value.   We encourage you to review the presentation (available at www.RESCUEIGT.com under the "Filings & Presentations" tab), and consider the following:

•	IGT's stock price performance has lagged that of its core competitors;

•	IGT's relative valuation, as compared to its core competitors, has deteriorated under current management and the incumbent board;

•	Wall Street Research estimates forecast the company to achieve "middle of the pack" Revenue and EBITDA growth between 2011A-2014E;

•	IGT's core Gaming Operations business has seen recent net declines in its installed base;

•	IGT's "Premium Leased Games" have exhibited a declining trend in recent performance and upcoming games seem to have underwhelmed casino gaming operators;

•	IGT's has failed to capitalize on its global presence in high growth international markets – especially in Asia and Latin America;

•	IGT failed its "Say-on-Pay" in 2012, garnering support from only 34.2% of the company's shares; and

•	Fifty percent of our current Board has preexisting relationships due to directors' previous service at other companies. We question whether the previous professional ties between our CEO and three of our other directors jeopardize the objective level of boardroom discussion that we as shareholders should expect.

We believe the above factors make a strong case for why change is needed at IGT, and we believe you should hold our Board accountable.

OUR PLAN TO MOVE IGT FORWARD AND CREATE SHAREHOLDER VALUE

The Ader nominees have a forward-looking plan to refocus IGT on its core slot machine and systems business in order to increase shareholder value.  As detailed in our presentation, we believe that our plan could create incremental annual EBITDA of $160-200 million with an associated upfront investment of $125-150 million.

Our nominees would seek to implement our plan as follows:

•	Re-engage with IGT's customers to improve their confidence in the company;

•	Refocus internal efforts on the company's core slot machine and systems business;

•	Reevaluate policies which we believe have alienated IGT from its front-line employees in its core business; and

•	Initiate a strategic review to improve the implementation of the company's social gaming effort.

Elements of our plan include:

•	Revenue Enhancement Opportunities – $125-150 million of potential EBITDA Opportunity (with an associated capital spend of $60-75 million)

o	Gaming Operations

▪	Leveraging opportunities to make yield improvements in Mega Jackpot Progressives

▪	Improving Gaming Operations Mix and Market Share by refocusing on the highly profitable wide-area progressive business

▪	Improving efforts in International Markets–Focus on higher-growth Asian and Latin American markets

▪	Expanding into fast-growing Asian-centric Electronic Table Games Segment

o	Product Sales

▪	Positioning IGT for Domestic Replacement Cycle Uptick–Seek to improve anemic Ship Share

▪	Pursuing significant upside potential in Asian and Latin American product sales

•	Expense Initiatives – $35-50 million of potential EBITDA Opportunity (with an associated capital spend of $60-75 million)

o	SG&A Opportunities – Economizing on Flight Operations (IGT recently purchased a Gulfstream V that we believe is unnecessary, as there are more cost-effective ways to conduct necessary private air travel) and recalibrating bloated corporate Legal and Internal Sales staffing.

o	Adjusting R&D spending by focusing on core business and developing a new game platform to replace the costly AVP (advanced video platform)

o	Improving COGS/Margin by rationalizing manufacturing overhead through process improvement

THE ADER GROUP'S NOMINEES ARE BEST POSITIONED TO CREATE VALUE FOR ALL IGT SHAREHOLDERS

We are convinced that our highly-qualified, independent, forward-looking nominees are in the best position to look out for your interests:

•	Mr. Mathewson offers his fellow shareholders a unique blend of experience and independence. He has garnered decades of industry expertise, including approximately 17 years at IGT – during which time your company's stock price increased by 25,481% on a split-adjusted basis. At the same time, he now also provides the clarity of a broader, more objective perspective, having not served as an IGT employee or director since his retirement in 2003. He is not afraid of stating the hard facts in the boardroom.

•	Mr. Silvers brings to the boardroom the benefit of his seventeen years of analytical experience in the casino gaming industry and Nevada market, as well as hands on work with many IGT customers and competitors in the core slot machine and systems business. He also has extensive financial markets experience which we believe is currently underrepresented in the boardroom.

•	Mr. Brooks also provides extensive capital markets experience, particularly in investing in distressed companies and debt, and we believe his financially disciplined approach will serve investors well in the boardroom.

We strongly urge you to seize the opportunity our nominees offer for meaningful change in the IGT boardroom.  Please vote FOR the Ader slate TODAY – by using the enclosed GOLD proxy card to vote by telephone, by Internet or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.

Thank you for your support,

Jason N. Ader

About Ader Investment Management LP
Ader Investment Management LP is a Delaware limited partnership that was founded in 2003.  Ader Investment Management LP is an SEC-registered investment adviser with its principal place of business located in New York, New York.  Ader Investment Management LP began conducting business in 2003, under the name of Hayground Cove Associates LP.  In June 2011, Hayground Cove Associates LP changed its name to Ader Investment Management LP.  Mr. Jason Ader is the sole principal of the firm, and is also the managing member and sole principal of the firm's general partner, Ader Fund Management LLC.

The principal investment advisory business of Ader Investment Management LP is the management of investment portfolios consisting primarily of equity securities on behalf of certain private funds and separately managed accounts.

Important Information
The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr. , Charles N. Mathewson and Daniel B. Silvers (the "Ader Nominees") as nominees to the board of directors of International Game Technology (the "Company") and is soliciting votes for the election of the Ader Nominees as members of the board.  The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company's 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission ("SEC") at the SEC's web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long /Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader , Daniel B. Silvers , Andrew P. Nelson and Laura T. Conover-Ferchak .  The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company's stockholders of proxies in favor of the Ader Nominees.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company's common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes "forward-looking statements," which can be identified by the use of forward-looking terminology such as "may," "will," "seek," "should," "expect," "anticipate," "project," "estimate," "intend," "continue" or "believe" or the negatives thereof or other variations thereon or comparable terminology.  Such statements are not guarantees of future performance or activities.  Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

SOURCE Ader Group